Exhibit 10.37
ENTEGRIS, INC.
Director’s RSU Award Agreement
(2020 Stock Plan)

    In consideration of services rendered to Entegris, Inc. (the “Company”), the Company may periodically make equity incentive awards consisting of restricted stock units with respect to the Company’s Common Stock, $0.01 par value (“Stock”), to non-employee directors of the Company under the Company’s 2020 Stock Plan (as amended from time to time, the “Plan”). Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan. Any non-employee director of the Company (a “Participant”) who receives a restricted stock unit award (the “Award”) is notified in writing or via email alert. The Award is credited to the Participant’s account and reflected under the Stock Plans section on Fidelity’s NetBenefits website. To Accept the award; click on the “Begin your grant acceptance now” link located in the New Grant Alert notification or scroll down to and expand the Stock Plans section; then click on “Begin Acceptance” and follow the prompts. By accepting the Award, Participant: (i) acknowledges that Participant has received a copy of the Plan, of the related prospectus providing information concerning awards under the Plan and of the Company’s most recent Annual Report on Form 10-K; and (ii) accepts the Award and agrees with the Company that the Award is subject to the terms of the Plan and to the following terms and conditions:
Article I – RSU Award
1.1.    Award Date. This Agreement shall take effect as of the date specified in the Stock Plans section as of the Award Date provided to Participant online through Fidelity’s NetBenefits website (the “Award Date”).
1.2.    Restricted Stock Units Subject to Award. The Award consists of that number of restricted stock units (the “RSU”) with respect to the Stock that has been approved for the Award to Participant by the Administrator. Each RSU is equivalent to one share of the Stock. The Participant’s rights to the RSU are subject to the restrictions described in this Agreement and in the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.
1.3.    Nontransferability of RSUs. The RSU acquired by the Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.
1.4.    Forfeiture Risk. Except as otherwise provided in this Agreement, if the Participant ceases to serve as a director of the Company for any reason other than death or Permanent Disability, any then-outstanding and unvested RSU acquired by the Participant hereunder shall be automatically and immediately forfeited. The Participant hereby appoints the Company as the attorney-in-fact of the Participant to take such actions as may be necessary or appropriate to effectuate the cancellation of a forfeited RSU.

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1.5.    Vesting and Settlement of RSUs. The RSU acquired hereunder shall vest with respect to one hundred percent (100%) of the Award specified in Section 1.2 above on the earlier of the date of the Annual Meeting of Stockholders next occurring after the Award Date or the first anniversary of the Award Date. Notwithstanding the foregoing, subject to the provisions of this Section 1.5, no RSU shall vest on the vesting date specified above unless the Participant is then, and since the Award Date has continuously served as, a non-employee director of the Company (subject to Section 2.2). Upon vesting, each RSU shall entitle Participant to receive one share of Stock (subject to adjustment under the Plan).
Vested RSUs shall be settled in shares of Stock (or, in the discretion of the Administrator, in cash equal to the Fair Market Value thereof). Subject to Section 2.12, settlement and delivery of the applicable number of shares of Stock (or cash equivalent, if applicable) shall be made as soon as practicable following vesting, but in no event later than 30 days after the applicable vesting date. No fractional shares of Stock shall be issued pursuant to this Agreement.
In the event that the Participant ceases to be a director by reason of death or Permanent Disability, the Award shall immediately vest with respect to one hundred percent (100%) of the Award. For purposes of Section 1.4 and this Section 1.5, “Permanent Disability” shall mean that the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
1.6.    Dividend Equivalent Rights. The Participant shall not be entitled: (i) to receive any dividends or other distributions paid with respect to the Stock to which the RSU relates, or (ii) to vote any Stock with respect to which the RSU relates, unless and until, and only to the extent, the RSU becomes vested and the Participant becomes a stockholder of record with respect to such shares of Stock. Notwithstanding the foregoing, as of each date on which the Company pays an ordinary cash dividend to record owners of shares of Stock, the Participant’s account shall, as of each such dividend date, be credited with a cash amount (without interest) equal to the product of the total number of shares subject to the RSU immediately prior to such dividend date multiplied by the dollar amount of the cash dividend paid per share of Stock by the Company on such dividend date (such amount, the “Dividend Equivalent Amount”). The Dividend Equivalent Amount shall be subject to the same vesting conditions and settlement terms as the RSU shares to which they relate.
1.7.    Sale of Vested Shares. The Participant understands that Participant will be free to sell any Stock with respect to which the RSU relates once the RSU has vested and settled, subject to (i) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (ii) applicable requirements of federal and state securities laws.

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1.8.    Certain Tax Matters. The Participant expressly acknowledges that the award or vesting of the RSU acquired hereunder may give rise to income and other taxes, and that the Participant shall be solely responsible for any such taxes.
1.9. Nature of Grant. In accepting the RSUs, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(b)the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(d)Participant is voluntarily participating in the Plan;

(e)the RSUs and the shares of Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)the RSUs and the shares of Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected wages or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)the future value of the underlying shares of Stock is unknown, indeterminable, and cannot be predicted with certainty;

(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of Participant’s service relationship; and

(i)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock.
Article II – General Provisions
2.1.    Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan.

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2.2.    Change in Control. In the event of any of (i) a consolidation or merger in which the Company is not the surviving corporation or a transaction which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company (a “Covered Transaction”), the restrictions, limitations and other conditions applicable to the RSU shall lapse and the RSU shall become free of all restrictions, limitations and conditions and become fully vested, provided that, if such Covered Transaction does not qualify as a change in ownership of effective control of a corporation, or sale of a substantial portion of the assets of a corporation, pursuant to Treas. Reg. 1.409-3(i)(5), then to the extent required to avoid the penalty tax under Section 409A of the Code, the RSU will not be settled until the regularly scheduled vesting date, and, in that event, unless otherwise determined by the Administrator, the RSU shall be converted into and represent the right to receive the consideration to be paid in such Covered Transaction for each share of Stock issuable upon settlement of the RSU. In connection with any Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for substitute or replacement Awards from, or the assumption of Awards by, the acquiring or surviving entity or its Affiliates, any such substitution, replacement or assumption to be on such terms as the Administrator determines, provided that no such substitution or replacement shall diminish in any way the acceleration provided for in this section.
2.3.    Equitable Adjustments. The Award is subject to adjustment pursuant to Section 15.1 of the Plan.
2.4.    No Understandings as to Employment etc. The Participant further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company for the continuance of the Participant as a director of the Company for any period or with respect to the terms of the Participant’s continuation in that role or to give rise to any right to remain in the service of the Company or any Affiliate, and the Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.
2.5.    Data Privacy Consent.
(a)Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all RSUs granted under the Plan or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan. Where

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required, the legal basis for the collection and processing of Data is Participant’s consent.

(b)Stock Plan Administration and Service Providers. Participant understands that the Company transfers Data to Fidelity Stock Plan Services, a third-party stock plan administrator/broker (together with certain of its affiliates, the “Service Provider”), which assists the Company with the implementation, administration and management of the Plan. Participant may be asked to agree on separate terms and data processing practices with the Service Provider, with such agreement being a condition to the ability to participate in the Plan. Where required, the legal basis for the transfer of Data to the Service Provider is Participant’s consent.

(c)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws. This may mean Data is retained after Participant’s service relationship ends, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving, back-up and deletion purposes.

(d)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a voluntary basis. Participant understands that Participant may refuse the collection of the Data or request to stop the transfer and processing of the Data and that Participant’s compensation from its service relationship with the Service Recipient will not be affected. Participant understands that the only consequence of refusing or withdrawing consent is that the Company may not be able to continue to facilitate Participant’s participation in the Plan.

(e)Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant’s jurisdiction. Depending on where Participant is based, such rights may include the right to (specifically in respect of Participant’s Data): (i) request access to or copies of Data held by the Company, (ii) request that inaccurate or incomplete Data be rectified, (iii) request that Data be deleted, (iv) request that the processing of Data be restricted to certain purposes, (v) request that the transfer of Data be restricted to certain purposes, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential third party recipients or transferees of Data.

2.6.    Savings Clause. In the event that Participant is employed or provides services in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect

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upon the Company or an Affiliate, then any such term or provision shall be null, void and of no effect.
2.7.    Amendment. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially adversely affect the Participant’s rights under this Agreement shall be subject to the written consent of the Participant. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
2.8.    Acts of Misconduct. If Participant has allegedly committed an act of serious misconduct, including, but not limited to, embezzlement, fraud, dishonesty, unauthorized disclosure of trade secrets or confidential information, breach of fiduciary duty or nonpayment of an obligation owed to the Company, an executive officer of the Company may suspend Participant’s rights under the Award, including the vesting of the Award and the settlement of vested RSUs, subject to the Administrator’s final decision regarding termination of the Award. No rights under the Award may be exercised during such suspension or after such termination.
2.9.    Disputes. The Administrator or its delegate shall finally and conclusively determine any disagreement concerning the Award.
2.10.    Release. The Participant hereby declares that the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the Participant’s participation in the Plan and therefore grants a full and broad release to the Company with respect to any claim that may arise under or relate to the Plan.
2.11.    Plan. The terms and provisions of the Plan are incorporated herein by reference, a copy of which has been provided or made available to the Participant. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.
2.12.    Compliance with Section 409A of the Code. Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be construed or deemed to be amended as necessary to remain exempt from or comply with the requirements of Section 409A of the Code and to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Under no circumstances, however, shall the Company, an Affiliate, or a subsidiary have any liability under the Plan or this Agreement for any taxes, penalties, or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties, or interest imposed under Section 409A of the Code.

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2.13.    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
2.14.    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereof; provided, however, that to the extent that the Participant has entered into an employment agreement, severance agreement or change in control termination agreement with the Company that provides for vesting terms that are more favorable than the vesting terms set forth in this Agreement or the Plan, such more favorable vesting terms shall apply.
2.15.    Claw Back Policy. This grant is subject to the terms of the Company’s Claw Back Policy, as it may be amended, modified, superseded or replaced from time to time.
2.16. Governing Law and Venue. This Agreement and all determinations made and actions taken hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the RSU or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of New Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
2.17. Compliance with Law. Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to permit the vesting of the Award and/or deliver any shares of Stock prior to the completion of any registration or qualification of the shares of Stock under any U.S. or non-U.S. local, state or federal securities, exchange control or other applicable law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock subject to this Award. Further, Participant agrees

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that the Company shall have unilateral authority to amend this Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Stock subject to this Award.
2.18. Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited Participant’s country, the Service Provider’s country and the country or country in which the shares of Stock are or may be listed, which may affect his or her ability, directly or indirectly, to acquire, sell or attempt to sell or otherwise dispose of shares of Stock or rights to shares of Stock (e.g., RSUs), under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by laws in the applicable jurisdiction(s)). Furthermore, Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees, and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions as well as any applicable Company insider trading policy, and Participant should consult with his or her personal legal advisor on this matter.
2.19. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.
2.20. Language. Participant acknowledges that he or she is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English so as to allow Participant to understand the terms and conditions of this Agreement. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
2.21. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on the shares of Stock acquired upon settlement of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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